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                                                                     Exhibit 5.1



                                February 3, 1997



Brandywine Realty Trust
16 Campus Boulevard
Newtown Square, PA  19073

                  Re:  Form S-3 Registration Statement

Gentlemen:

                  We have acted as counsel to Brandywine Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of a registration statement (the "Registration Statement") of the Company on Form S-3 under the Securities Act of 1933, as amended (the "Act"), and the filing of the Registration Statement with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the offer and sale from time to time of up to 4,272,238 common shares of beneficial interest, par value $.01 per share ("Common Shares"), of the Company by holders identified under the caption "Selling Shareholders" in the Prospectus included in the Registration Statement.

                  In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Declaration of Trust and the By-Laws of the Company, as amended to date, resolutions of the Company's Board of Trustees and such other documents and trust records relating to the Company as we have deemed appropriate. Insofar as this opinion relates to matters of Maryland law, we have relied exclusively upon the opinion of Ballard Spahr Andrews & Ingersoll addressed to the Company, dated February 3, 1997.

                  Based upon the foregoing, we are of the opinion that: (i) the outstanding Common Shares subject to the Registration Statement are validly issued, fully paid and nonassessable and (ii) the Common Shares subject to issuance upon exercise of warrants or conversion of Preferred Shares or Units (each as defined in the Registration Statement) will, upon such issuance in accordance with the terms of such warrants, Preferred Shares or Units, be validly issued, fully paid and nonassessable.

                  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

                  We hereby consent to the reference to our firm under the section "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                             Very truly yours,

                                             PEPPER, HAMILTON & SCHEETZ LLP


                                             By: /s/  Michael H. Friedman
                                                 -----------------------------
                                                 A Partner